SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.)


                             Seibels Bruce Group Inc.
          ------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                   816006 20 9
                      ------------------------------------
                                 (CUSIP Number)


          ----

          Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 6 Pages

CUSIP No. 816006 20 9                  13G                     Page 2 of 6 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Citicorp                  13-2614988

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

       (a)_______


       (b)_______

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
     NUMBER OF
                           None
       SHARES
                     -----------------------------------------------------------
                       6   SHARED VOTING POWER
    BENEFICALLY
                           None
      OWNED BY
                     -----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER
        EACH
                           None
     REPORTING
                     -----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
       PERSON
                           None
        WITH
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None, except through its wholly owned subsidiary, Citibank, N.A.

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       See Line 9, above

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       HC

--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 816006 20 9                  13G                     Page 3 of 6 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Citibank, N.A.                13-5266470

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

       (a)_______


       (b)_______
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       A national banking association

--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
     NUMBER OF
                           None
       SHARES
                     -----------------------------------------------------------
                       6   SHARED VOTING POWER
    BENEFICALLY
                           398,500
      OWNED BY
                     -----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER
        EACH
                           None
     REPORTING
                     -----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
       PERSON
                           398,500
        WITH
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       398,500

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.15%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       BK

--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 4 of 6 Pages


SCHEDULE 13G

Item 1(a) Name of Issuer:                       Seibels Bruce Group Inc..

  Item 1(b) Address of Issuer's Principal       1501 Lady Street
                              P.O. Box 1
                                                Columbia, SC  29202

  Item 2(a) Names of Persons:                   Citicorp and its wholly owned
                                                subsidiary, Citibank, N.A.

  Item 2(b) Address of Principal
            Business Office:
                                                Citicorp
                                                Citibank, N.A.
                                                399 Park Avenue
                                                New York, N.Y. 10043

  Item 2(c) Citizenship:                        Citicorp: Delaware;
                                                Citibank, N.A.: A national
                                                banking association.

  Item 2(d) Title of Class of Securities:       Common Stock

  Item 2(e) CUSIP Number:                       816006 20 9

  Item 3 The persons filing this Schedule pursuant to either Rule 13d-1(b) or Rule 13d-2(b) are:

  Citicorp:                                     (g)  Parent Holding Company, in
                                                accordance with
                                                ss.240.13d-1(b)(ii)(G).
  Citibank, N.A.:                               (b) Bank as defined in
                                                ss.3 (a)(6) of the Act;

                                                               Page 5 of 6 Pages


  Item 4   Ownership

           (a)   Total Amount Beneficially Owned:  398,500

           (b)   Percent of Class:                 5.15%

           (c)   Total Number of Shares as to which such persons have:

                 (i)   sole power to vote or to direct the vote
                       None

                 (ii)  shared power to vote or to direct
                       398,500

                 (iii) sole power to dispose or to direct the disposition of
                       None

                 (iv) shared power to dispose or to direct the disposition of 398,500

  Item 5   Ownership of Five Percent or less of a Class:

           [X] Not applicable.

           [ ] This statement is being filed to report the fact that as of April 30, 1998 the reporting persons had ceased to be the beneficial owners of more than five percent of the securities described.

  Item 6   Ownership of More than Five Percent on Behalf of Another Person:
           None

  Item 7 Identification and Classification of the Subsidiary, Which Acquired the Security being reported on by the Parent Holding Company:
           See Items 2(a) and 3.

  Item 8   Identification and Classification of Members of the Group:
           Not applicable.

  Item 9   Notice of Dissolution of Group:
           Not applicable.

                                                               Page 6 of 6 Pages


  ITEM 10 CERTIFICATION: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect. SIGNATURE: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. NOTE:
           Signatures below are for Citicorp and Citibank, N.A., and those subsidiaries holding the issue, indicated by check below. All data shown is as of April 30, 1998.


            June 4, 1998                  CITICORP
            -----------------
            DATE
                                          By /s/ George E. Seegers
                                            -----------------------------------
                                                 George E. Seegers
                                                 Assistant Secretary, Citicorp

                                          CITIBANK, N.A.

                                          By /s/ George E. Seegers
                                            -----------------------------------
                                                 George E. Seegers
                                                 Vice President, Citibank N.A.

                                          CITIBANK, N.A.

                                          By /s/ Marjorie L. Levy
                                            -----------------------------------
                                                 Marjorie L. Levy
                                                 Vice President
                                                 Citibank N.A.


  Copies to:
  Corporate Secretary, Seibels Bruce Group Inc.